EXHIBIT 107

CALCULATION OF FILING FEE TABLE

Form S-8

(Form Type)

Atlanta Braves Holdings, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee
Equity	Series C Common Stock, par value of $0.01 per share, issuable pursuant to the Atlanta Braves Holdings, Inc. 2023 Omnibus Incentive Plan	Rule 457(c) and Rule 457(h)	6,000,000	$39.66	$237,930,000.00	0.0001102	$26,219.89
Equity	Series C Common Stock, par value of $0.01 per share, issuable pursuant to options under the Atlanta Braves Holdings, Inc. Transitional Stock Adjustment Plan	Rule 457(c) and Rule 457(h)	2,956,613	$26.59	$78,616,339.67	0.0001102	$8,663.52
Equity	Series C Common Stock, par value of $0.01 per share, issuable pursuant to restricted stock and restricted stock unit awards under the Atlanta Braves Holdings, Inc. Transitional Stock Adjustment Plan	Rule 457(c) and Rule 457(h)	203,002	$39.66	$8,050,044.31	0.0001102	$887.11
Equity	Series A Common Stock, par value of $0.01 per share, issuable pursuant to restricted stock awards under the Atlanta Braves Holdings, Inc. Transitional Stock Adjustment Plan	Rule 457(c) and Rule 457(h)	134	$41.06	$5,502.04	0.0001102	$0.61
Total Offering Amounts			9,159,749		$324,601,886.02		$35,771.13
Total Fee Offsets							$0
Net Fee Due							$35,771.13

(1)  This Registration Statement covers, in addition to the number of shares of Atlanta Braves Holdings, Inc., a Nevada corporation (the “Registrant”), Series A common stock, par value $0.01 per share and Series C common stock, par value $0.01 per share (the “Common Stock”), stated above, options and other rights to purchase or acquire the shares of Common Stock covered by this Registration Statement and, pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), an additional indeterminate number of shares, options and rights that may be offered or issued pursuant to the Atlanta Braves Holdings, Inc. 2023 Omnibus Incentive Plan (the “2023 Plan”) and the Atlanta Braves Holdings, Inc. Transitional Stock Adjustment Plan (the “Transitional Plan” and together with the 2023 Plan, the “Plans”) as a result of one or more adjustments under the Plans to prevent dilution resulting from one or more stock splits, stock dividends or similar transactions.

(2)  Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h) and Rule 457(c) promulgated under the Securities Act. The Registrant was split off from Liberty Media Corporation (“Liberty Media”), with each outstanding share of Liberty Media’s Series A Liberty Braves common stock (“BATRA”), Series B Liberty Braves common stock, and Series C Liberty Braves common stock (“BATRK”) exchanged for one share of the corresponding series of the Registrant’s common stock. The offering price per share and the aggregate offering price in the table above are based upon, (i) in the case of the shares of Series C common stock issuable pursuant to the 2023 Plan and the restricted stock and restricted stock unit awards granted under the Transitional Plan, the average of the high and low trading prices of BATRK on July 11, 2023, in accordance with Rule 457(c) of the Securities Act; (ii) in the case of the shares of Series A common stock issuable pursuant to restricted stock awards granted under the Transitional Plan, the average of the high and low trading prices of BATRA on July 11, 2023, in accordance with Rule 457(c) of the Securities Act; and (iii) in the case of options granted under the Transitional Plan, the weighted-average exercise price of the outstanding options under the Transitional Plan.